EXHIBIT F (REVISED)




                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                 August 26, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

                  RE:      ALLIANT ENERGY CORPORATION, ET AL.
                           FORM U-1 APPLICATION/DECLARATION
                           (FILE NO. 70-9455

Dear Sirs:

         I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") (formerly Interstate Energy Corporation) and its wholly-owned, non-utility subsidiary, Alliant Energy Resources, Inc. ("AER"). I have acted as counsel for Alliant Energy and AER in connection with the Application.

         In the Application, Alliant Energy and AER request authority to engage in various transactions (the "Proposed Transactions"). Specifically, the authorizations relate to the following: (i) the issuance and sale of common stock and unsecured debentures by Alliant Energy (the "Alliant Energy Securities"); (ii) to the extend not exempt by Rule 52(b), the issuance and sale of debt and equity securities by AER and its non-utility subsidiaries ("AER Subsidiaries"); (iii) the issuance of guarantees by Alliant Energy with respect to obligations of its subsidiaries and, to the extent such transactions are not exempt under Rules 45(b) and 52, the issuance of guarantees by AER and AER Subsidiaries with respect to obligations of other non-utility subsidiaries;
(iv) hedging transactions entered into by Alliant Energy and, to the extent not exempt under Rule 52, by AER and AER Subsidiaries; (v) the acquisition of the equity securities of one or more financing subsidiaries ("Financing Subsidiaries") by Alliant Energy and AER and certain related transactions;
(vi) the acquisition by Alliant Energy and AER of the equity securities of one or more intermediate holding company subsidiaries ("Intermediate Subsidiaries") formed exclusively for the purpose of acquiring, financing, and holding the securities of other non-utility subsidiaries; (vii) the acquisition by AER or any AER Subsidiary of non-utility energy assets that are incidental and related to energy marketing and oil and gas production ("Energy Assets"), or of the securities of companies substantially all of whose physical properties consist of Energy Assets; (viii) the sale of goods and services by AER and AER Subsidiaries to each other at fair market prices, subject to certain limitations; (ix) the conduct of business by certain categories of subsidiaries of AER acquired pursuant to Rule 58 both within and outside the United States; and (x) the payment of dividends by AER and AER Subsidiaries out of capital and unearned surplus.

         In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of Alliant Energy and AER, certificates of public officials and officers of Alliant Energy and AER, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

         The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

         (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of Alliant Energy and/or AER or the appropriate AER Subsidiary.

         (b) The Commission shall have duly entered an appropriate order with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order.

         (c) Any registration statement required to be filed with respect to any Alliant Energy Securities to be issued shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of Alliant Energy Securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (d) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

         (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (f) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

         2. Alliant Energy and AER are validly organized and duly existing under the laws of their respective states of incorporation;

         3. Any equity securities to be issued by Alliant Energy and AER and the new subsidiaries of Alliant Energy and AER in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

         4. The various debt instruments and guarantees to be issued by Alliant Energy, AER and any AER Subsidiary as part of the Proposed Transactions will be valid and binding obligations of such company in accordance with the terms of such instruments and guarantees; and

         5. Alliant Energy and AER will legally acquire, directly or indirectly, the equity securities of any Financing Subsidiary or Intermediate Subsidiary and AER or any AER Subsidiary will legally acquire any Energy Assets or securities of companies substantially all of whose physical properties consist of Energy Assets;

         6. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy or AER or their respective subsidiaries.

         I hereby consent to the use of this opinion in connection with the Application.

                                                       Sincerely,



                                                       Barbara J. Swan